Exhibit 99.1

PRESS RELEASE

ASPEN REPORTS RESULTS FOR THE FOURTH QUARTER AND
TWELVE MONTHS ENDED DECEMBER 31, 2018

Hamilton, Bermuda, February 6, 2019 - Aspen Insurance Holdings Limited (“Aspen”) (NYSE: AHL) reported today a net loss after tax of $(146.8) million, or $(2.60) per diluted ordinary share, and operating income after tax of $(124.4) million, or $(2.23) per diluted ordinary share, for the fourth quarter of 2018.

Chris O’Kane, Chief Executive Officer, commented: “Aspen's fourth quarter 2018 results were impacted by the significant natural catastrophe activity that we witnessed across the industry during the period. However, we improved our underwriting performance for the full year and achieved our target for reducing our expense ratio.(1) We continue to focus on providing our clients and business partners with outstanding service and enhancing further our financial and operational performance.

"We are making good progress with our proposed transaction with the Apollo Funds and have received most of the required regulatory approvals. We anticipate completing the transaction during the first quarter of 2019."(2)

As previously announced, Aspen entered into a definitive agreement to be acquired by affiliates of certain investment funds ("the Apollo Funds") affiliated with Apollo Global Management, LLC in an all-cash transaction valued at approximately $2.6 billion. The closing of the transaction is subject to closing conditions, including receipt of certain insurance and other regulatory approvals, as well as the maintenance of certain financial strength ratings by Aspen's subsidiaries.(2)

____________________
Non-GAAP financial measures are used throughout this release as defined at the end of this press release.
(1) Expense Ratio (excluding amortization and non-recurring expenses)
(2) Refer to "Cautionary Statement Regarding Forward-Looking Statements" at the end of this press release.

Operating highlights for the quarter ended December 31, 2018

•	Gross written premiums of $603.1 million in the fourth quarter of 2018, a decrease of 12.4% compared with $688.3 million in the fourth quarter of 2017

◦
Insurance: Gross written premiums of $453.3 million, a decrease of 4.0% compared with $472.2 million in the fourth quarter of 2017 due primarily to a decrease in the Marine, Aviation and Energy sub-segment, mainly as a result of the previously announced exit from the Aviation business, partially offset by growth in the Financial and Professional Lines sub-segment

◦
Reinsurance: Gross written premiums of $149.8 million, a decrease of 30.7% compared with $216.1 million in the fourth quarter of 2017. The reduction in gross written premiums was due primarily to a decrease in the Specialty Reinsurance sub-segment following the commutation of a mortgage reinsurance contract during the fourth quarter of 2018. In addition, gross written premiums in the fourth quarter of 2017 included approximately $35 million related to transitional arrangements following the sale of AgriLogic during that quarter

•
Net written premiums of $381.6 million in the fourth quarter of 2018, an increase of 12.2% compared with $340.2 million in the fourth quarter of 2017. The retention ratio in the fourth quarter of 2018 was 63.3% compared with 49.4% in the fourth quarter of 2017

◦
Insurance: Net written premiums of $247.0 million, an increase of 31.7% compared with $187.5 million in the fourth quarter of 2017. Net written premiums in the fourth quarter of 2017 were lower due to changes to the ceded reinsurance program that were implemented during that quarter and that related primarily to the U.S. property business

◦
Reinsurance: Net written premiums of $134.6 million, a decrease of 11.9% compared with $152.7 million in the fourth quarter of 2017. The fourth quarter of 2017 reflected ceded written premiums of approximately $35 million relating to the transitional arrangements following the sale of AgriLogic

•
Loss ratio of 96.8% in the fourth quarter of 2018 compared with 106.5% in the fourth quarter of 2017. The loss ratio included pre-tax catastrophe losses of $164.1 million, or 30.9 percentage points, net of reinsurance recoveries and reinstatement premiums, in the fourth quarter of 2018 compared with $137.6 million, or 27.0 percentage points, net of reinsurance recoveries and reinstatement premiums, in the fourth quarter of 2017

◦
Insurance: Loss ratio of 86.6% compared with 95.2% in the fourth quarter of 2017. The loss ratio included pre-tax catastrophe losses of $27.8 million, or 11.4 percentage points, net of reinsurance recoveries, in the fourth quarter of 2018 primarily as a result of wildfires in California and Hurricane Michael in the U.S. In the fourth quarter of 2017, pre-tax catastrophe losses totaled $2.4 million, or 1.0 percentage point, net of reinsurance recoveries and reinstatement premiums

◦
Reinsurance: Loss ratio of 105.1% compared with 116.3% in the fourth quarter of 2017. The loss ratio included pre-tax catastrophe losses of $136.3 million, or 47.1 percentage points, net of reinsurance recoveries and $7.8 million of reinstatement premiums, in the fourth quarter of 2018 primarily as a result of wildfires in California and Hurricane Michael in the U.S., Typhoon Jebi in Japan and various other weather-related events in the U.S. and Asia. In the fourth quarter of 2017, pre-tax catastrophe losses totaled $135.2 million, or 49.6 percentage points, net of reinsurance recoveries and reinstatement premiums

•
Net favorable development on prior year loss reserves of $11.4 million benefited the loss ratio by 2.1 percentage points in the fourth quarter of 2018. Prior year net favorable reserve development of $12.6 million benefited the loss ratio by 2.5 percentage points in the fourth quarter of 2017

◦
Insurance: Prior year net unfavorable reserve development of $10.5 million negatively impacted the loss ratio by (4.3) percentage points in the fourth quarter of 2018. Prior year net favorable development of $1.8 million benefited the loss ratio by 0.8 percentage points in the fourth quarter of 2017

◦
Reinsurance: Prior year net favorable reserve development of $21.9 million benefited the loss ratio by 7.6 percentage points in the fourth quarter of 2018. Prior year net favorable development of $10.8 million benefited the loss ratio by 4.0 percentage points in the fourth quarter of 2017

•
Accident year loss ratio excluding catastrophes was 68.0% in the fourth quarter of 2018 compared with 82.0% in the fourth quarter of 2017, reflecting improvements in both the Insurance and Reinsurance segments

◦
Insurance: Accident year loss ratio excluding catastrophes was 70.9% in the fourth quarter of 2018 compared with 95.0% in the fourth quarter of 2017, reflecting actions taken to enhance underwriting performance in a number of areas, including the U.S. Property business

◦
Reinsurance: Accident year loss ratio excluding catastrophes was 65.6% in the fourth quarter of 2018 compared with 70.7% in the fourth quarter of 2017, reflecting improvement in the Casualty Reinsurance and Specialty Reinsurance sub-segments

•
Total expense ratio of 36.0% and total expense ratio (excluding amortization and non-recurring expenses) of 35.1% in the fourth quarter of 2018 compared with 46.1% and 41.5%, respectively, in the fourth quarter of 2017

◦
Amortization and non-recurring expenses of $5.0 million in the fourth quarter of 2018 included $11.6 million of expenses related to the operational effectiveness and efficiency program, $5.7 million of retention costs and $0.4 million of advisor fees relating to the proposed transaction with the Apollo Funds, partially offset by the write-back of a $14.1 million buy-out provision. Amortization and non-recurring expenses in the fourth quarter of 2017 were $23.2 million

◦	The policy acquisition expense ratio was 17.4% in the fourth quarter of 2018 compared with 16.7% in the fourth quarter of 2017

◦
General and administrative expenses (excluding amortization and non-recurring expenses) were $95.1 million in the fourth quarter of 2018 compared with $126.9 million in the fourth quarter of 2017. The decrease reflects a reduction in performance-based variable compensation, savings from the operational effectiveness and efficiency program and the elimination of expenses associated with AgriLogic which was sold in December 2017. The general and administrative expense ratio (excluding amortization and non-recurring expenses) decreased to 17.7% from 24.8% in the fourth quarter of 2017

•
Net loss after tax of $(146.8) million, or $(2.60) per diluted ordinary share, in the fourth quarter of 2018 compared with net loss of $(184.9) million, or $(3.25) per diluted ordinary share, in the fourth quarter of 2017

◦
Net loss in the fourth quarter of 2018 included $(5.4) million of net realized and unrealized investment losses and $(10.9) million of net realized and unrealized foreign exchange losses compared with $14.8 million of net realized and unrealized investment gains and $(0.3) million of net realized and unrealized foreign exchange losses in the fourth quarter of 2017

•
Operating loss after tax of $(124.4) million, or $(2.23) per diluted ordinary share, in the fourth quarter of 2018 compared with operating loss of $(178.1) million, or $(3.14) per diluted ordinary share, in the fourth quarter of 2017

•
Annualized net income return on average equity of (28.4)% and annualized operating return on average equity of (24.0)% for the quarter ended December 31, 2018 compared with (30.4)% and (29.6)%, respectively, for the fourth quarter of 2017

Operating highlights for the twelve months ended December 31, 2018

•	Gross written premiums increased by 2.6% to $3,446.9 million in the full year of 2018 compared with $3,360.9 million in the full year of 2017

•
Net written premiums decreased by 5.9% to $2,082.0 million in the full year of 2018 compared with $2,212.5 million in the full year of 2017. The retention ratio in the full year of 2018 was 60.4% compared with 65.8% in the full year of 2017

•
Loss ratio of 71.0% for the full year of 2018 compared with 86.5% for the full year of 2017. The loss ratio for the full year of 2018 included $262.9 million, or 12.1 percentage points, of pre-tax catastrophe losses, net of reinsurance recoveries and reinstatement premiums. The loss ratio for the full year of 2017 included $561.9 million, or 24.6 percentage points, of pre-tax catastrophe losses, net of reinsurance recoveries and reinstatement premiums

•
Net favorable development on prior year loss reserves of $111.1 million benefited the loss ratio by 5.0 percentage points in the full year of 2018. In the full year of 2017, net favorable development of $105.4 million benefited the loss ratio by 4.6 percentage points

•	Accident year loss ratio excluding catastrophes of 63.9% for the full year of 2018 compared with 66.5% for the full year of 2017

•
Total expense ratio of 39.0% and total expense ratio (excluding amortization and non-recurring expenses) of 35.5% for the full year of 2018 compared with 39.2% and 37.8%, respectively, for the full year of 2017, primarily due to a decrease in the general and administrative expense ratio (excluding amortization and non-recurring expenses)

◦
Amortization and non-recurring expenses in the full year of 2018 included $37.5 million of expenses related to the operational effectiveness and efficiency program, $39.0 million of advisor fees relating to the proposed transaction with the Apollo Funds, $11.3 million of retention costs, partially offset by the write-back of a $14.1 million buy-out provision

•
Net loss after tax of $(145.8) million or $(2.97) per diluted ordinary share (adjusted for preference shares dividends and non-controlling interest) for the twelve months ended December 31, 2018 compared with net loss of $(266.4) million, or $(5.22) per diluted ordinary share, for the twelve months ended December 31, 2017. Net loss in the full year of 2018 included $(64.7) million of net realized and unrealized investment losses and $(35.3) million of net realized and unrealized foreign exchange losses compared with net realized and unrealized investment gains of $120.5 million and $3.8 million of net realized and unrealized foreign exchange gains in the full year of 2017. Net loss in the full year of 2018 also included an $8.6 million make-whole payment associated with the partial redemption of Aspen’s 6.00% Senior Notes due 2020

•
Operating income after tax of $31.8 million, or $0.01 per diluted ordinary share, for the twelve months ended December 31, 2018 compared with operating loss of $(355.7) million, or $(6.59) per diluted ordinary share, for the twelve months ended December 31, 2017

•
Annualized net income return on average equity of (7.7)% and annualized operating return on average equity of 0.0% for the full year of 2018 compared with (11.1)% and (14.0)%, respectively, for the full year of 2017

Investment performance

•	Investment income of $52.5 million in the fourth quarter of 2018 compared with $47.5 million in the fourth quarter of 2017

•
The total return on Aspen’s aggregate investment portfolio was 1.15% for the three months ended December 31, 2018 and reflects net investment income and net realized and unrealized gains and losses mainly in the fixed income portfolio. In the full year of 2018, Aspen's aggregate investment portfolio had a total return of 0.6%.

•
Aspen’s investment portfolio as at December 31, 2018 consisted primarily of high quality fixed income securities with an average credit quality of “AA-”. The average duration of the fixed income portfolio was 3.5 years as at December 31, 2018.

•	Book yield on the fixed income portfolio as at December 31, 2018 was 2.69% compared with 2.56% as at December 31, 2017

Capital and Debt

•	Total shareholders’ equity was $2.7 billion as at December 31, 2018

•
Diluted book value per share was $35.48 as at December 31, 2018, an 11.5% decrease from December 31, 2017 primarily due to realized and unrealized investment losses, non-recurring costs associated with the operational effectiveness and efficiency program and advisor fees relating to the proposed transaction with the Apollo Funds

Earnings materials
The earnings press release and a detailed financial supplement will be published on Aspen’s website at www.aspen.co.

For further information please contact

Investors
Mark Jones, Senior Vice President, Investor Relations, Aspen
mark.p.jones@aspen.co
+1 (646) 289 4945

Media
Steve Colton, Group Head of Communications, Aspen
steve.colton@aspen.co
+44 20 7184 8337

Aspen Insurance Holdings Limited
Summary consolidated balance sheet (unaudited)
$ in millions, except per share data

	As at December 31, 2018	As at December 31, 2017

ASSETS
Total investments	$6,739.4	$7,633.0
Cash and cash equivalents	1,083.7	1,054.8
Reinsurance recoverables	2,636.4	2,030.7
Premiums receivable	1,459.3	1,496.5
Other assets	614.1	691.4
Total assets	$12,532.9	$12,906.4

LIABILITIES
Losses and loss adjustment expenses	$7,074.2	$6,749.5
Unearned premiums	1,709.1	1,820.8
Other payables	668.9	813.9
Silverton loan notes	—	44.2
Long-term debt	424.7	549.5
Total liabilities	$9,876.9	$9,977.9

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	2,656.0	2,928.5
Total liabilities and shareholders’ equity	$12,532.9	$12,906.4

Book value per share	$35.83	$40.59
Diluted book value per share (treasury stock method)	$35.48	$40.10

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratios

	Three Months Ended
	December 31, 2018	December 31, 2017
UNDERWRITING REVENUES
Gross written premiums	$603.1	$688.3
Premiums ceded	(221.5)	(348.1)
Net written premiums	381.6	340.2
Change in unearned premiums	156.9	170.8
Net earned premiums	538.5	511.0
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	521.3	544.2
Amortization of deferred policy acquisition costs	93.9	85.1
General, administrative and corporate expenses	95.1	126.9
Total underwriting expenses	710.3	756.2

Underwriting (loss) including corporate expenses	(171.8)	(245.2)

Net investment income	52.5	47.5
Interest expense	(5.5)	(7.3)
Other income	2.5	18.6
Total other revenue	49.5	58.8

Amortization and non-recurring expenses	(5.0)	(23.2)
Net realized and unrealized exchange (losses)	(10.9)	(0.3)
Net realized and unrealized investment (losses) gains	(5.4)	14.8
(LOSS) BEFORE TAX	(143.6)	(195.1)
Income tax (expense) benefit	(3.2)	10.2
NET (LOSS) AFTER TAX	(146.8)	(184.9)
Dividends paid on ordinary shares	—	(14.3)
Dividends paid on preference shares	(7.7)	(7.5)
Dividends paid to non-controlling interest	(0.1)	—
Proportion due to non-controlling interest	(0.8)	(0.5)
Retained (loss)	$(155.4)	$(207.2)

Loss ratio	96.8%	106.5%
Policy acquisition expense ratio	17.4%	16.7%
General, administrative and corporate expense ratio	18.6%	29.4%
General, administrative and corporate expense ratio (excluding amortization and non-recurring expenses)	17.7%	24.8%
Expense ratio	36.0%	46.1%
Expense ratio (excluding amortization and non-recurring expenses)	35.1%	41.5%
Combined ratio	132.8%	152.6%
Combined ratio (excluding amortization and non-recurring expenses)	131.9%	148.0%

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratios

	Twelve Months Ended
	December 31, 2018	December 31, 2017
UNDERWRITING REVENUES
Gross written premiums	$3,446.9	$3,360.9
Premiums ceded	(1,364.9)	(1,148.4)
Net written premiums	2,082.0	2,212.5
Change in unearned premiums	132.7	94.1
Net earned premiums	2,214.7	2,306.6
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	1,573.0	1,994.7
Amortization of deferred policy acquisition costs	371.6	400.5
General, administrative and corporate expenses	414.5	469.5
Total underwriting expenses	2,359.1	2,864.7

Underwriting (loss) including corporate expenses	(144.4)	(558.1)

Net investment income	198.2	189.0
Interest expense	(25.9)	(29.5)
Other income	1.9	25.2
Total other revenue	174.2	184.7

Amortization and non-recurring expenses	(77.2)	(32.7)
Net realized and unrealized exchange (losses) gains	(35.3)	3.8
Net realized and unrealized investment (losses) gains (1)	(64.7)	120.5
Realized (loss) on debt extinguishment	(8.6)	—
(LOSS) BEFORE TAX	(156.0)	(281.8)
Income tax benefit	10.2	15.4
NET (LOSS) AFTER TAX	(145.8)	(266.4)
Dividends paid on ordinary shares	(42.9)	(56.3)
Dividends paid on preference shares	(30.5)	(36.2)
Dividends paid to non-controlling interest	(0.1)	—
Preference share redemption costs	—	(8.0)
Proportion due to non-controlling interest	(1.0)	(1.3)
Retained (loss)	$(220.3)	$(368.2)

Loss ratio	71.0%	86.5%
Policy acquisition expense ratio	16.8%	17.4%
General, administrative and corporate expense ratio	22.2%	21.8%
General, administrative and corporate expense ratio (excluding amortization and non-recurring expenses)	18.7%	20.4%
Expense ratio	39.0%	39.2%
Expense ratio (excluding amortization and non-recurring expenses)	35.5%	37.8%
Combined ratio	110.0%	125.7%
Combined ratio (excluding amortization and non-recurring expenses)	106.5%	124.3%

Aspen Insurance Holdings Limited
Operating income reconciliation (unaudited)
$ in millions, except per share amounts

	Three Months Ended		Twelve Months Ended
(in US$ millions except where stated)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Net (loss) as reported	$(146.8)	$(184.9)	$(145.8)	$(266.4)
Change in redemption value of preference shares	—	—	—	(8.0)
Net change attributable to non-controlling interest	(0.8)	(0.5)	(1.0)	(1.3)
Preference share dividends	(7.7)	(7.5)	(30.5)	(36.2)
Net (loss) available to ordinary shareholders	(155.3)	(192.9)	(177.3)	(311.9)
Add (deduct) after tax income:
Net foreign exchange losses (gains)	10.9	1.0	29.7	(1.5)
Net realized losses (gains) on investments	5.4	(14.0)	64.1	(115.8)
Net realized loss on debt extinguishment	—	—	8.6	—
Change in redemption value of preference shares	—	—	—	8.0
Amortization and non-recurring expenses	6.1	19.8	75.2	28.0
Operating (loss) income after tax available to ordinary shareholders	(132.9)	(186.1)	0.3	(393.2)
Tax expense (benefit) on operating income	2.1	(8.3)	(2.0)	(17.7)
Operating (loss) before tax available to ordinary shareholders	$(130.8)	$(194.4)	$(1.7)	$(410.9)

Basic earnings (loss) per ordinary share
Net (loss) income adjusted for preference share dividends and non-controlling interest	$(2.60)	$(3.25)	$(2.97)	$(5.22)
Add (deduct) after tax income:
Net foreign exchange losses (gains)	0.18	0.02	0.50	(0.03)
Net realized losses (gains) on investments	0.09	(0.24)	1.07	(1.94)
Net realized loss on debt extinguishment	—	—	0.14	—
Change in redemption value of preference shares	—	—	—	0.13
Amortization and non-recurring expenses	0.10	0.33	1.27	0.47
Operating (loss) income adjusted for preference shares dividends and non-controlling interest	$(2.23)	$(3.14)	$0.01	$(6.59)

Diluted earnings (loss) per ordinary share
Net (loss) income adjusted for preference share dividends and non-controlling interest	$(2.60)	$(3.25)	$(2.97)	$(5.22)
Add (deduct) after tax income:
Net foreign exchange losses (gains)	0.18	0.02	0.50	(0.03)
Net realized losses (gains) on investments	0.09	(0.24)	1.07	(1.94)
Net realized loss on debt extinguishment	—	—	0.14	—
Change in redemption value of preference shares	—	—	—	0.13
Amortization and non-recurring expenses	0.10	0.33	1.27	0.47
Operating (loss) income adjusted for preference shares dividends and non-controlling interest	$(2.23)	$(3.14)	$0.01	$(6.59)

Aspen Insurance Holdings Limited
Summary consolidated financial data (unaudited)
$ except share amounts

	Three Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Basic earnings per ordinary share
Net (loss) adjusted for preference share dividend and non-controlling interest	($2.60)	($3.25)	($2.97)	($5.22)
Operating (loss) income adjusted for preference share dividend and non-controlling interest	($2.23)	($3.14)	$0.01	($6.59)
Diluted earnings per ordinary share
Net (loss) adjusted for preference share dividend and non-controlling interest	($2.60)	($3.25)	($2.97)	($5.22)
Operating (loss) income adjusted for preference share dividend and non-controlling interest	($2.23)	($3.14)	$0.01	($6.59)

Weighted average number of ordinary shares outstanding (in millions) (1)	59.709	59.431	59.656	59.754

Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	59.709	59.431	59.656	59.754

Book value per ordinary share	$35.83	$40.59	$35.83	$40.59
Diluted book value per ordinary share (treasury stock method)	$35.48	$40.10	$35.48	$40.10

Ordinary shares outstanding at end of the period (in millions)	59.743	59.474	59.743	59.474

Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)	60.321	60.202	60.321	60.202

(1)	The basic and diluted number of ordinary shares is the same because the inclusion of dilutive securities in a loss-making period would be anti-dilutive.

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Three Months Ended December 31, 2018			Three Months Ended December 31, 2017
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$149.8	$453.3	$603.1	$216.1	$472.2	$688.3
Net written premiums	134.6	247.0	381.6	152.7	187.5	340.2
Gross earned premiums	377.4	495.3	872.7	339.6	455.3	794.9
Net earned premiums	296.4	242.1	538.5	273.9	237.1	511.0
Losses and loss adjustment expenses	311.6	209.7	521.3	318.5	225.7	544.2
Amortization of deferred policy acquisition expenses	66.5	27.4	93.9	61.1	24.0	85.1
General and administrative expenses	24.3	59.7	84.0	39.9	67.0	106.9
Underwriting (loss)	$(106.0)	$(54.7)	$(160.7)	$(145.6)	$(79.6)	$(225.2)

Net investment income			52.5			47.5
Net realized and unrealized investment (losses) gains			(5.4)			14.8
Corporate expenses			(11.1)			(20.0)
Amortization and non-recurring expenses (1)			(5.0)			(23.2)
Other income (2)			2.5			18.6
Interest expense			(5.5)			(7.3)
Net realized and unrealized foreign exchange (losses)(3)			(10.9)			(0.3)
(Loss) before tax			$(143.6)			$(195.1)
Income tax (expense) benefit			(3.2)			10.2
Net (loss)			$(146.8)			$(184.9)
Ratios
Loss ratio	105.1%	86.6%	96.8%	116.3%	95.2%	106.5%
Policy acquisition expense ratio	22.4%	11.3%	17.4%	22.3%	10.1%	16.7%
General and administrative expense ratio (4)	8.2%	24.7%	18.6%	14.6%	28.3%	29.4%
General and administrative expense ratio (excluding amortization and non-recurring expenses) (5)	8.2%	24.7%	17.7%	14.6%	28.3%	24.8%
Expense ratio	30.6%	36.0%	36.0%	36.9%	38.4%	46.1%
Expense ratio (excluding amortization and non-recurring expenses)	30.6%	36.0%	35.1%	36.9%	38.4%	41.5%
Combined ratio	135.7%	122.6%	132.8%	153.2%	133.6%	152.6%
Combined ratio (excluding amortization and non-recurring expenses)	135.7%	122.6%	131.9%	153.2%	133.6%	148.0%
Accident Year Ex-cat Loss Ratio
Loss ratio	105.1%	86.6%	96.8%	116.3%	95.2%	106.5%
Prior year loss development	7.6%	(4.3)%	2.1%	4.0%	0.8%	2.5%
Catastrophe losses	(47.1)%	(11.4)%	(30.9)%	(49.6)%	(1.0)%	(27.0)%
Accident year ex-cat loss ratio	65.6%	70.9%	68.0%	70.7%	95.0%	82.0%

(1) Amortization and non-recurring expenses in the fourth quarter of 2018 and fourth quarter of 2017 included $11.6 million and $11.1 million, respectively, of expenses related to the operational effectiveness and efficiency program and, in the fourth quarter of 2018, $5.7 million of retention costs and $0.4 million of advisor fees related to the proposed transaction with the Apollo Funds, partially offset by the write back of a $14.1 million buy out provision.
(2) Other income in the fourth quarter of 2018 and fourth quarter of 2017 included expenses of $0.3 million and income of $17.6 million, respectively, related to a change in the fair value of loan notes issued by Silverton Re.
(3) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(4) The total group general and administrative expense ratio includes corporate expenses, amortization and non-recurring expenses.
(5) The total group general and administrative expense ratio includes corporate expenses.

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Twelve Months Ended December 31, 2018			Twelve Months Ended December 31, 2017
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$1,495.7	$1,951.2	$3,446.9	$1,548.5	$1,812.4	$3,360.9
Net written premiums	1,182.9	899.1	2,082.0	1,250.0	962.5	2,212.5
Gross earned premiums	1,593.9	1,940.5	3,534.4	1,451.8	1,757.4	3,209.2
Net earned premiums	1,256.4	958.3	2,214.7	1,206.1	1,100.5	2,306.6
Losses and loss adjustment expenses	927.0	646.0	1,573.0	1,116.4	878.3	1,994.7
Amortization of deferred policy acquisition expenses	260.9	110.7	371.6	235.5	165.0	400.5
General and administrative expenses	118.5	239.2	357.7	157.3	253.9	411.2
Underwriting (loss)	$(50.0)	$(37.6)	$(87.6)	$(303.1)	$(196.7)	$(499.8)

Net investment income			198.2			189.0
Net realized and unrealized investment (losses) gains			(64.7)			120.5
Realized (loss) on debt extinguishment			(8.6)			—
Corporate expenses			(56.8)			(58.3)
Amortization and non-recurring expenses (1)			(77.2)			(32.7)
Other income (2)			1.9			25.2
Interest expense			(25.9)			(29.5)
Net realized and unrealized foreign exchange (losses) gains(3)			(35.3)			3.8
(Loss) before tax			$(156.0)			$(281.8)
Income tax benefit			10.2			15.4
Net (loss)			$(145.8)			$(266.4)
Ratios
Loss ratio	73.8%	67.4%	71.0%	92.6%	79.8%	86.5%
Policy acquisition expense ratio	20.8%	11.6%	16.8%	19.5%	15.0%	17.4%
General and administrative expense ratio (4)	9.4%	25.0%	22.2%	13.0%	23.1%	21.8%
General and administrative expense ratio (excluding amortization and non-recurring expenses) (5)	9.4%	25.0%	18.7%	13.0%	23.1%	20.4%
Expense ratio	30.2%	36.6%	39.0%	32.5%	38.1%	39.2%
Expense ratio (excluding amortization and non-recurring expenses)	30.2%	36.6%	35.5%	32.5%	38.1%	37.8%
Combined ratio	104.0%	104.0%	110.0%	125.1%	117.9%	125.7%
Combined ratio (excluding amortization and non-recurring expenses)	104.0%	104.0%	106.5%	125.1%	117.9%	124.3%
Accident Year Ex-cat Loss Ratio
Loss ratio	73.8%	67.4%	71.0%	92.6%	79.8%	86.5%
Prior year loss development	5.5%	4.5%	5.0%	6.9%	2.1%	4.6%
Catastrophe losses	(17.1)%	(5.5)%	(12.1)%	(37.7)%	(10.4)%	(24.6)%
Accident year ex-cat loss ratio	62.2%	66.4%	63.9%	61.8%	71.5%	66.5%
(1) Amortization and non-recurring expenses in the full year of 2018 and the full year of 2017 included $37.5 million and $15.2 million, respectively, of expenses related to the operational effectiveness and efficiency program and, in the full year of 2018, $11.3 million of retention costs, and $39.0 million of advisor fees related to the proposed transaction with the Apollo Funds, partially offset by the write back of a $14.1 million buy out provision.
(2) Other income in the full year of 2018 and full year of 2017 included expenses of $4.4 million and income of $21.2 million, respectively, related to a change in the fair value of loan notes issued by Silverton Re.
(3) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts.
(4) The total group general and administrative expense ratio includes corporate expenses, amortization and non-recurring expenses.
(5) The total group general and administrative expense ratio includes corporate expenses.

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Australia, Bermuda, Canada, Ireland, Singapore, Switzerland, the United Arab Emirates, the United Kingdom and the United States. For the year ended December 31, 2018, Aspen reported $12.5 billion in total assets, $7.1 billion in gross reserves, $2.7 billion in total shareholders’ equity and $3.4 billion in gross written premiums. Aspen's operating subsidiaries have been assigned a rating of “A” by Standard & Poor’s Financial Services LLC (“S&P”), an “A” (“Excellent”) by A.M. Best Company Inc. (“A.M. Best”) and an “A2” by Moody’s Investors Service, Inc. (“Moody’s”).

For more information about Aspen, please visit www.aspen.co.

(1)    Cautionary Statement Regarding Forward-Looking Statements
This press release may contain written “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are made pursuant to the “safe harbor” provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts. In particular, statements using the words such as “expect,” “intend,” “plan,” “believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “predict,” “potential,” “on track” or their negatives or variations and similar terminology and words of similar import generally involve forward-looking statements.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and that are subject to a number of uncertainties, assumptions and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such forward-looking statements. Aspen believes these factors include, but are not limited to: Aspen's and the Apollo Fund's ability to consummate the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction; required governmental approvals for the proposed transaction may not be obtained or may not be obtained on terms expected or on the anticipated schedule, and adverse regulatory conditions may be imposed in connection with any such governmental approvals; the Apollo Funds or Aspen may fail to satisfy other conditions required for the completion of the proposed transaction; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, reinsurers or suppliers) may be greater than expected following the announcement of the proposed transaction; the amount of the costs, fees, expenses and other charges related to the proposed transaction may be greater than expected; the outcome of any legal proceedings to the extent initiated against Aspen or others following the announcement of the proposed transaction; the actual development of losses and expenses impacting estimates for Typhoon Jebi, Hurricane Florence and the California wildfires that occurred in the third quarter of 2018, the California wildfires that occurred in the fourth quarter of 2017 and Hurricanes Harvey, Irma and Maria and the earthquakes in Mexico that occurred in the third quarter of 2017; the impact of complex and unique causation and coverage issues associated with the attribution of losses to wind or flood damage or other perils such as fire or business interruption relating to such events; potential uncertainties relating to reinsurance recoveries, reinstatement premiums and other factors inherent in loss estimation; our ability to successfully develop and execute our operating effectiveness and efficiency program; our ability to successfully implement steps to further optimize the business portfolio, ensure capital efficiency and enhance investment returns; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the assumptions and uncertainties underlying reserve levels that may be impacted by future payments for settlements of claims and expenses or by other factors causing adverse or favorable development, including our assumptions on inflation costs associated with long-tail casualty business which could differ materially from actual experience; the United Kingdom’s decision to withdraw from the European Union; a decline in our operating subsidiaries’ ratings with S&P, A.M. Best or Moody’s; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; decreased demand for our insurance or reinsurance products; cyclical changes in the insurance and reinsurance industry; the models we use to assess our exposure to losses from future catastrophes contain inherent uncertainties and our actual losses may differ significantly from expectations; our capital models may provide materially different indications than actual results; increased competition from existing (re)insurers and from alternative capital providers and insurance-linked funds and collateralized special purpose insurers on the basis of pricing, capacity, coverage terms, new capital, binding authorities to brokers or other factors and the related demand and supply dynamics as contracts come up for renewal; our ability to execute our business plan to enter new markets, introduce new products and teams and develop new distribution channels, including their integration into our existing operations; our acquisition strategy; changes in market conditions in the agriculture industry, which may vary depending upon demand for agricultural products, weather, commodity prices, natural disasters, and changes in legislation and policies related to agricultural products and producers; termination of, or changes in, the terms of the U.S. Federal Multiple Peril Crop Insurance Program or the U.S. Farm Bill, including modifications to the Standard Reinsurance Agreement put in place by the Risk Management Agency of the U.S. Department of Agriculture; the recent consolidation in the (re)insurance industry; loss of one or more of our senior underwriters or key personnel; our ability to exercise capital management initiatives, including capital available to pursue our share repurchase program at various levels or to declare dividends, or to arrange banking facilities as a result of prevailing market conditions, the level of catastrophes or other losses or changes in our financial results; changes in general economic conditions, including inflation, deflation, foreign currency exchange rates, interest rates and other factors that could affect our financial results; changes in general economic conditions, including inflation, deflation, foreign currency exchange rates, interest rates and other factors that could affect our financial results; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; the risks associated with the management of capital on behalf of investors; a failure in our operational systems or infrastructure or those of third parties, including those caused by security breaches or cyber attacks; evolving issues with respect to interpretation of coverage after major loss events; our ability to adequately model and price the effects of climate cycles and climate change; any intervening legislative or governmental action and changing judicial interpretation and judgments on insurers’ liability to various risks; the risks related to litigation; the effectiveness of our risk management loss limitation methods, including our reinsurance purchasing; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in the total industry losses or our share of total industry losses resulting from events, such as catastrophes, that have occurred in prior years or may occur and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of one or more large losses from events other than catastrophes or by an unexpected accumulation of attritional losses and deterioration in loss estimates; the impact of acts of terrorism, acts of war and related legislation; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; the continuing and uncertain impact of the current depressed lower growth economic environment in many of the countries in which we operate; our reliance on information and technology and third-party service providers for our operations and systems; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; the failure of our reinsurers, policyholders, brokers or other intermediaries to honor their payment obligations; our reliance on the assessment and pricing of individual risks by third parties; our dependence on a few brokers for a large portion of our revenues; changes in the U.S. federal income tax laws or regulations applicable to insurance companies and the manner in which such laws and regulations are interpreted; the impact of U.S. tax reform on Aspen’s business, investments, results and assets, including (i) changes to the valuation of deferred tax assets and liabilities, (ii) the impact on intra-group reinsurance transactions, (iii)  that the costs associated with U.S. tax reform may be greater than initially expected, and (iv) the risk that technical corrections, regulations and supplemental legislation and future interpretations or applications thereof or other changes may be issued in the future, including the rules affecting the valuation of deferred tax assets; changes in government regulations or tax laws in jurisdictions where we conduct business; changes in accounting principles or policies or in the application of such accounting principles or policies; increased counterparty risk due to the credit impairment of financial institutions; and Aspen or Aspen Bermuda Limited becoming subject to income taxes in the United States or the United Kingdom. For a more detailed description of these uncertainties and other factors that could impact the forward-looking statements in this press release, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K for the twelve months ended December 31, 2017 and Quarterly Report on Form 10-Q for the three months ended September 30, 2018, each as filed with the U.S. Securities and Exchange Commission (the “SEC”).

The inclusion of forward-looking statements in this press release or any other communication should not be considered as a representation by Aspen that current plans or expectations will be achieved. Forward-looking statements speak only as of the date on which they are made and Aspen undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. The actuarial range of reserves and management’s best estimate represents a distribution from our internal capital model for reserving risk based on our current state of knowledge and explicit and implicit assumptions relating to the incurred pattern of claims, the expected ultimate settlement amount, inflation and dependencies between lines of business. Due to the complexity of factors contributing to losses and the preliminary nature of the information used to prepare estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amounts.

Non-GAAP Financial Measures
In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures.” Management believes these non-GAAP financial measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measure is included in the financial supplement or this release. Aspen’s financial supplement, which was furnished with the SEC on a Current Report on Form 8-K on February 6, 2019, can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Operating ROE is calculated using operating income, as defined below, and average equity is calculated as the arithmetic average on a monthly basis for the stated periods of shareholders’ equity excluding the aggregate value of the liquidation preferences of our preference shares net of issuance costs and the total amount of non-controlling interest. Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information. Please see page 22 of Aspen’s financial supplement for a reconciliation of net income to operating income and page 7 for a reconciliation of average shareholders’ equity to average ordinary shareholders’ equity.

Operating Income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized and unrealized gains or losses, after-tax net foreign exchange gains or losses, including net realized and unrealized gains and losses from foreign exchange contracts, net realized gains or losses on investments, amortization of intangible assets and certain non-recurring income and expenses, including expenses associated with Aspen's operational effectiveness and efficiency program.

Operating income in the fourth quarter of 2018 also excluded advisor fees relating to the proposed transaction with the Apollo Funds. Operating income in the full year of 2018 also excluded advisor fees relating to the proposed transaction with the Apollo Funds and expenses related to the make-whole payment associated with the partial redemption of Aspen’s 6.00% Senior Notes due 2020. Operating income in the full year of 2017 also excluded the issue costs associated with the redemption of Aspen’s 7.250% Perpetual Non-Cumulative Preference Shares and 7.401% Perpetual Non-Cumulative Preference Shares.

Aspen excludes the items above from its calculation of operating income because they are either not expected to recur and therefore are not reflective of underlying performance or the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them would distort the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see page 22 of Aspen’s financial supplement for a reconciliation of net income to operating income.

Diluted Book Value per Ordinary Share is not a non-GAAP financial measure. Aspen has included diluted book value per ordinary share as it illustrates the effect on basic book value per share of dilutive securities thereby providing a better benchmark for comparison with other companies. Diluted book value per share is calculated using the treasury stock method, defined on page 21 of Aspen’s financial supplement.

Diluted Operating Earnings per Share and Basic Operating Earnings per Share are non-GAAP financial measures. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. Please see page 22 of Aspen’s financial supplement for a reconciliation of basic earnings per share to diluted and basic operating earnings per share.

Accident Year Loss Ratio Excluding Catastrophes is a non-GAAP financial measure. Aspen believes that the presentation of loss ratios excluding catastrophes and prior year reserve movements supports meaningful comparison from period to period of the underlying performance of the business. Accident year loss ratios excluding catastrophes are calculated by dividing net losses excluding catastrophe losses and prior year reserve movements by net earned premiums excluding catastrophe-related reinstatement premiums. Aspen has defined catastrophe losses in the full year of 2018 as losses associated with Hurricanes Florence and Michael in the U.S., Typhoon Jebi in Japan, Winter Storm Friederike in Europe, U.K. winter storms, wildfires in California and other U.S. and Asian weather-related events. Catastrophe losses in the full year of 2017 were defined as losses associated predominantly with Hurricanes Harvey, Irma and Maria, the earthquakes in Mexico, a tornado in Mississippi, Cyclone Debbie in Australia, wildfires in California and other U.S. weather-related events. Please see pages 12-13 of this release for a reconciliation of loss ratios to accident year loss ratios excluding catastrophes.

Retention Ratio is a non-GAAP financial measure and is calculated by dividing net written premium by gross written premium.